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Exhibit 10.5

CapitalSource Healthcare REIT
Summary of Non-officer Trustee Compensation

Annual Fees and Committee Fees

        The compensation program for Company non-officer trustees consists of annual retainer fees, chair committee fees and long-term equity awards. The Company currently pays its non-officer trustees an annual retainer fee of $50,000. The audit committee chairperson is paid an additional annual retainer fee of $10,000. The chairpersons of our compensation committee and our nominating and corporate governance committee are paid an additional annual retainer fee of $5,000. All fees are paid on a quarterly basis.

        Non-officer trustees may elect to receive their annual retainers and chairperson committee fees in whole or in part in the form of cash, immediately vested common shares or restricted share units, or RSUs, valued based on the closing market price of the Company's common shares on the grant date.

Annual Equity Awards

        Upon completion of our initial public offering, we will grant each of our non-officer trustees a grant covering 2,564 shares made either in the form of restricted common shares or RSUs, at the option of the non-officer trustee. In connection with each Annual Meeting of Shareholders, each non-officer trustee then serving on the Board of Trustees will receive a $50,000 equity grant made either in the form of restricted common shares or RSUs, at the option of the non-officer trustee. Vesting for all grants, including the grants made at completion of our initial public offering, will occur on the date of the next Annual Meeting of Shareholders, with acceleration upon termination due to death, disability, or involuntary termination of service as a result of a change in control. If a non-officer trustee elects to receive restricted shares, dividends on unvested shares will be paid in additional restricted common shares that will vest on the same terms as the shares on which such dividends are paid. If a non-officer trustee elects to receive RSUs, the RSUs will be converted to shares at the earlier of three years from grant or termination from Board service unless the non-officer trustee elects a later date for conversion. During the deferral period, dividend equivalents will be credited and deemed reinvested automatically in additional RSUs.

Expenses

        Trustees do no receive any perquisites and do not receive above-market nonqualified deferred compensation plan earnings. Trustees are reimbursed for their reasonable expenses of attending Board and committee meetings.

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  Exhibit 10.5
CapitalSource Healthcare REIT Summary of Non-officer Trustee Compensation